Exhibit A

AMENDED AND RESTATED SCHEDULE 13G JOINT FILING AGREEMENT

This Amended and Restated Schedule 13G Joint Filing Agreement (the “Agreement”) amends and restates in its entirety the Schedule 13G Joint Filing Agreement among the parties hereto dated October 11, 2023.

In accordance with the requirements of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below hereby agree that the Schedule 13G to which this Agreement is attached (the “Schedule 13G”) is being jointly filed, and all amendments thereto will be jointly filed, by Inteligo Bank Ltd., as the main and designated filer, with the power to sign and file the Schedule 13G and any such amendments thereto, on behalf of each of the entities named below that is named as a reporting person in such filing. Each of the undersigned is responsible for the timely filing of this Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: November 7, 2024

Inteligo Bank Ltd.

By:	/s/ Bruno Ferreccio
Name:	Bruno Ferreccio
Title:	CEO

By:	/s/ Victor Vinatea
Name:	Victor Vinatea
Title	Senior Vice President

Inteligo Group Corp.

By:	/s/ Bruno Ferreccio
Name:	Bruno Ferreccio
Title:	Deputy CEO

By:	/s/ Victor Vinatea
Name:	Victor Vinatea
Title	COO

Intercorp Financial Services Inc.

By:	/s/ Luis Felipe Castellanos
Name:	Luis Felipe Castellanos
Title:	CEO

By:	/s/ Juan Antonio Castro
Name:	Juan Antonio Castro
Title:	General Counsel

Intercorp Perú Ltd.

By:	/s/ Fernando Zavala
Name:	Fernando Zavala
Title:	CEO